 EXHIBIT 99.1


                          INDEX TO FINANCIAL STATEMENTS

         HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF SURGICAL LASER
                               TECHNOLOGIES, INC.:

Condensed Consolidated Balance Sheet as of September 29, 2002 (Unaudited)
    and December 30, 2001 (Audited)............................................................................FS-2
Unaudited Condensed Consolidated Statements of Operations and Other
    Comprehensive Income (Loss) for the Three And Nine Months Ended
    September 29, 2002 and September 30, 2001..................................................................FS-3
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine
    Months Ended September 29, 2002 and September 30, 2001.....................................................FS-5
Notes to Unaudited Condensed Consolidated Financial Statements - September
    29, 2002...................................................................................................FS-6
Report of Independent Certified Public Accountants............................................................FS-12
Report of Independent Public Accountants......................................................................FS-13
Audited Consolidated Balance Sheets as of December 30, 2001 and December
    31, 2000..................................................................................................FS-14
Audited Consolidated Statements of Operations for the Years Ended December
    30, 2001, December 31, 2000 and January 2, 2000...........................................................FS-15
Audited Consolidated Statements of Stockholders' Equity for the Years Ended
    December 30, 2001, December 31, 2000 and January 2, 2000..................................................FS-16
Audited Consolidated Statements of Cash Flows for the Years Ended December
    30, 2001, December 31, 2000 and January 2, 2000...........................................................FS-17
Notes to Audited Consolidated Financial Statements - December 30, 2001........................................FS-18

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except par value)

                                                                                     Sept. 29, 2002     Dec. 30, 2001
                                                                                        (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                                                             $    496       $    497
  Short-term investments                                                                   1,506          1,519
  Accounts receivable, net of allowance for doubtful accounts of $431 and $482             1,882          1,824
  Inventories                                                                              3,222          3,006
  Other                                                                                      247            414
                                                                                        --------       --------
   Total current assets                                                                    7,353          7,260

Property and equipment, net                                                                3,037          3,151
Patents and licensed technology, net                                                         521            328
Goodwill, net                                                                                599            599
Other assets                                                                                  85            127
                                                                                        --------       --------
   Total assets                                                                         $ 11,595       $ 11,465
                                                                                        ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                                                     $    133       $    173
  Note payable                                                                                79           --
  Accounts payable                                                                           725            851
  Accrued liabilities                                                                        825            411
                                                                                        --------       --------
   Total current liabilities                                                               1,762          1,435
                                                                                        --------       --------

Long-term debt                                                                             2,952          2,937
Other liabilities                                                                             44           --

Stockholders' equity:
   Common stock,  $.01 par value,  30,000 shares  authorized,  2,328 shares issued
    and outstanding                                                                           23             23
  Additional paid-in capital                                                              33,730         33,725
  Accumulated deficit                                                                    (26,912)       (26,666)
  Accumulated other comprehensive income (loss)                                               (4)            11
                                                                                        --------       --------
   Total stockholders' equity                                                              6,837          7,093
                                                                                        --------       --------
   Total liabilities and stockholders' equity                                           $ 11,595       $ 11,465
                                                                                        ========       ========


The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In thousands, except per share data)


                                                                              For the Quarter Ended:
                                                                       Sept. 29, 2002     Sept. 30, 2001

Net sales                                                                     $ 2,891       $ 2,795
Cost of sales                                                                   1,549         1,471
                                                                              -------       -------
Gross profit                                                                    1,342         1,324
                                                                              -------       -------

Operating expenses:
  Selling, general and administrative                                           1,162         1,151
  Product development                                                             137           141
  Non-recurring expenses                                                          152          --
                                                                              -------       -------

                                                                                1,451         1,292
                                                                              -------       -------

Operating income (loss)                                                          (109)           32

Interest expense                                                                   39            43
Interest income                                                                   (23)          (13)
                                                                              -------       -------
Net income (loss)                                                             ($  125)      $     2
                                                                              =======       =======

Basic and diluted net income (loss) per share                                 ($ 0.05)      $  0.00
                                                                              =======       =======

Shares used in calculating basic and diluted net income (loss) per share        2,328         2,328
                                                                              =======       =======

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENTS OF
                  OTHER COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
                                 (In thousands)

                                                                            For the Quarter
                                                                                Ended:
                                                                    Sept. 29, 2002  Sept. 30, 2001

Net income (loss)                                                         ($125)      $   2
Other comprehensive income:
   Unrealized securities gains arising during period                          1           8
   Less: reclassification for gains included in net income (loss) ..         (4)         (7)
                                                                          -----       -----
Increase (decrease) in accumulated other comprehensive income (loss)         (3)          1
                                                                          -----       -----
Total comprehensive income (loss)                                         ($128)      $   3
                                                                          =====       =====

The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In thousands, except per share data)


                                                                    For the Nine Months Ended:
                                                                  Sept. 29, 2002  Sept. 30, 2001

Net sales                                                            $ 8,476       $ 7,751
Cost of sales                                                          4,712         3,913
                                                                     -------       -------
Gross profit                                                           3,764         3,838
                                                                     -------       -------

Operating expenses:
  Selling, general and administrative                                  3,457         3,534
  Product development                                                    379           444
  Non-recurring expenses                                                 152          --
                                                                     -------       -------
                                                                       3,988         3,978
                                                                     -------       -------

Operating loss                                                          (224)         (140)

Interest expense                                                         107           136
Interest income                                                          (84)          (99)
                                                                     -------       -------
Net loss                                                             ($  247)      ($  177)
                                                                     =======       =======

Basic and diluted net loss per share                                 ($ 0.11)      ($ 0.08)
                                                                     =======       =======

Shares used in calculating basic and diluted net loss per share        2,328         2,328
                                                                     =======       =======

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENTS OF
                     OTHER COMPREHENSIVE (LOSS) (UNAUDITED)
                                 (In thousands)

                                                              For the Nine Months
                                                                    Ended:
                                                        Sept. 29, 2002  Sept. 30, 2001

Net loss                                                      ($247)      ($177)
Other comprehensive loss:
   Unrealized securities gains arising during period              5          16
   Less: reclassification for gains included in net loss        (19)        (26)
                                                              -----       -----
Decrease in accumulated other comprehensive loss                (14)        (10)
                                                              -----       -----
Total comprehensive loss                                      ($261)      ($187)
                                                              =====       =====

The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (In thousands)

                                                                             For the Nine Months Ended:
                                                                          Sept. 29, 2002    Sept. 30, 2001
Cash Flows From Operating Activities:
  Net loss                                                                      ($247)           ($177)
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
     Depreciation and amortization                                                615              656
     Provision for bad debts                                                      (51)             (65)
     (Increase) decrease in assets:
      Accounts receivable                                                          (8)            (238)
      Inventories                                                                (348)            (909)
      Other current assets                                                        168              (69)
      Other assets                                                                 27              (33)
     Increase (decrease) in liabilities:
      Accounts payable                                                             50              433
      Accrued liabilities                                                         250             (275)
                                                                                -----            -----
        Net cash provided by (used in) operating activities                       456             (677)
                                                                                -----            -----

Cash Flows From Investing Activities:
  Purchases of short-term investments, net                                         (2)            (159)
  Purchases of property and equipment                                            (151)            (141)
  Patent costs                                                                    (13)              (9)
                                                                                -----            -----
        Net cash used in investing activities                                    (166)            (309)
                                                                                -----            -----

Cash Flows From Financing Activities:
  Payments on long-term debt                                                     (169)             (96)
  Payments on notes payable                                                      (167)            --
  Net advances on line of credit                                                   45              599
                                                                                -----            -----
        Net cash provided by (used in) financing activities                      (291)             503
                                                                                -----            -----

Net decrease in cash and cash equivalents                                          (1)            (483)

Cash and Cash Equivalents, Beginning of Period                                    497              702
                                                                                -----            -----

Cash and Cash Equivalents, End of Period                                        $ 496            $ 219
                                                                                =====            =====

The accompanying notes are an integral part of these condensed consolidated financial statements.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
      ---------------------------------------------------------------

1.    Basis of Presentation:

The condensed consolidated financial statements of the Company for the quarter and nine-month periods ended September 29, 2002 and September 30, 2001 have been prepared by the Company without audit by the Company's independent auditors. In the opinion of the Company's management, all adjustments necessary to present fairly the financial position, results of operations, and cash flows of the Company as of September 29, 2002 and September 30, 2001 and for the periods then ended have been made. Those adjustments consist only of normal and recurring adjustments. The condensed consolidated balance sheet of the Company as of December 30, 2001 has been derived from the audited consolidated balance sheet of the Company as of that date.

Certain information and note disclosures normally included in the Company's annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K annual report for 2001 filed with the Securities and Exchange Commission.

     Interim Financial Information:

While the Company believes that the disclosures presented are adequate to prevent misleading information, it is suggested that the unaudited condensed consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes included in the Company's Form 10-K report for the fiscal year ended December 30, 2001, as filed with the Securities and Exchange Commission. Interim results for the quarter ended September 29, 2002 are not necessarily indicative of the results to be expected for the full year.

     Use of Estimates:

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical estimates and judgments made by management in the preparation of the financial statements relate to revenue recognition, impairments of long-lived assets and adequacy of the accounts receivable reserve.

     Merger Agreement:

On September 25, 2002, the Company entered into an agreement and plan of merger with PhotoMedex, Inc. (PhotoMedex), whereby PhotoMedex will acquire the Company. Under the terms of the merger agreement, a wholly-owned subsidiary of PhotoMedex will merge with and into the Company and the Company will become a wholly-owned subsidiary of PhotoMedex.

Before the merger can be consummated, stockholders of record as of November 8, 2002 and holding a majority of the outstanding shares of the Company's common stock must approve and adopt the merger agreement and the plan of merger. The Company will hold a special meeting of its stockholders on December 23, 2002 to vote on the merger.

2.   Acquisitions:

During the quarter ended June 30, 2002, the Company acquired the CO2 laser product line of Reliant Technologies, Inc. ("Reliant"). The Company obtained inventory for the product line for $75,000 cash and $105,000 in a 12 month note payable. The Company also assumed an outstanding purchase commitment of $72,000 for inventory. In addition, the Company obtained a royalty-bearing license for the use of certain patents of Reliant in surgical and aesthetic applications. Under the license, the Company shall, over an 18-month period, prepay royalties of $250,000. The license is being amortized on a straight line basis over an estimated life of 8 years.

3.   Supplemental Cash Flow Information:

There were no material income taxes paid for the nine months ended September 29, 2002 and September 30, 2001. Interest paid for the nine months ended September 29, 2002 and September 30, 2001 was $108,000 and $126,000, respectively.

For the nine months ending September 29, 2002, non-cash operating and financing activities consisted of liquidation of an account payable for equipment by means of a capital lease agreement in the amount of $35,000, a reclassification from accounts payable to notes payable amounting to $141,000, and a conversion of two operating leases into a capital lease for $24,000.

In May 2002, the Company acquired the CO2 laser product line from Reliant, paying $75,000 cash and $105,000 in a short term note payable in exchange for inventories and committing to prepay royalties of $250,000 over 18 months in exchange for certain license rights.

4.   Inventories:

Inventories are stated at the lower of cost (first-in, first-out basis) or market. Cost is determined at the latest cost for raw materials and at production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods.

Inventories at September 29, 2002 and December 30, 2001 were as follows (in thousands of dollars)
                                                 Sept. 29, 2002  Dec. 30, 2001
                                                 --------------  -------------
Raw material and work-in-process                     $2,023        $1,913
Finished goods                                        1,199         1,093
------------------------------------------------------------------------------
                                                     $3,222        $3,006
==============================================================================

5.   Other Intangible Assets:

Costs to obtain or defend patents are capitalized and amortized over the shorter of their estimated useful life or eight years. The total costs of license agreements, including costs to obtain such agreements, are capitalized and amortized over the shorter of the life of the agreement or eight years.

The following table reflects the components of intangible assets, excluding goodwill (in thousands):


                                           Sept. 29, 2002                 December 30, 2001
                                           --------------                 -----------------
                                    Gross Carrying   Accumulated   Gross Carrying     Accumulated
                                       Amount        Amortization     Amount         Amortization
                                -----------------------------------------------------------------
    Amortized intangible assets:
     Patents and trademarks            $1,079          $  809          $1,066          $  743
     License agreements                   298              47              40              35
                                       ------          ------          ------          ------
Total other intangible assets          $1,377          $  856          $1,106          $  778
                                       ======          ======          ======          ======

The following sets forth the estimated amortization expense on intangible assets for the fiscal years ending (in thousands):

                      2002             $107
                      2003               98
                      2004               84
                      2005               69
                      2006               46


6.   Accrued Liabilities:

In May 2002, the Company acquired the CO2 laser product line from Reliant, which included a commitment to prepay royalties of $250,000 over 18 months. The current portion of $165,000 is included in accrued liabilities and the long term portion of $44,000 is included in other liabilities at September 29, 2002.

During the first nine months of 2002, the Company resumed direct control of $223,000 of funds previously set aside in July 1999 for the payment of the Company's subordinated notes and $31,000 of funds set aside to pay related, accrued interest. These amounts are also included in accrued liabilities at September 29, 2002.


7.   Non-recurring Expense:

The non-recurring expense represents legal and other services incurred in relation to the pending merger with Photomedex. The merger is expected to occur in December 2002.


8.   Basic and Diluted Income (Loss) Per Share:

Basic and diluted income (loss) per share have been computed under the guidelines of Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share" as follows (in thousands except for per share amounts):

                                                For the Quarter Ended                 For the Nine Months Ended
                                          Sept. 29, 2002     Sept. 30, 2001      Sept. 29, 2002        Sept. 30, 2001
                                     -------------------- ------------------ ------------------  --------------------
Basic EPS Calculation
   Net income (loss)                              ($125)                 $2              ($247)                ($177)
   Denominator:
      Common Stock Outstanding                     2,328              2,328               2,328                 2,328
                                     -------------------- ------------------ ------------------- ---------------------
   Basic EPS                                     ($0.05)              $0.00             ($0.11)               ($0.08)
                                     ==================== ================== =================== =====================

Diluted EPS Calculation
   Net income (loss)                              ($125)                 $2              ($247)                ($177)
   Denominator:
      Common Stock Outstanding                     2,328              2,328               2,328                 2,328
       Common Stock Options                            -                  -                   -                     -
                                     -------------------- ------------------ ------------------- ---------------------
       Total Shares                                2,328              2,328               2,328                 2,328
                                     -------------------- ------------------ ------------------- ---------------------
   Diluted EPS                                   ($0.05)              $0.00             ($0.11)               ($0.08)
                                     ==================== ================== =================== =====================

For the quarter and the nine months ended September 29, 2002, the Company had common stock options and warrants outstanding of 598,490 which were excluded from the calculation of diluted earnings per share due to the net losses incurred. The inclusion of these common share equivalents had an anti-dilutive effect when calculating diluted loss per share under SFAS No. 128. For the quarter and nine months ended September 30, 2001, the Company had common stock options and warrants outstanding of 613,790. The common stock options and warrants outstanding were excluded from the calculation of diluted earnings per share because either those options' and warrants' exercise prices were greater than the average market price of the common stock or their inclusion would have had an anti-dilutive effect on earnings per share.

9.   Bank Borrowings:

The Company has a $3 million credit facility from a bank. The credit facility's original commitment term of three years expiring June 2003 has been extended until June 2004. The credit facility permits deferment of principal payments until the end of the commitment term, and is secured by SLT's business assets, including collateralization of $2 million of SLT's cash and cash equivalents and short-term investments. The credit facility has been amended to set the interest rate at the 30 day LIBOR plus 2.25% and is subject to certain covenants and borrowing base certificates, as defined. At. September 29, 2002, the rate on the credit facility was 4.07%. At September 29, 2002, SLT had $2,819,000 in outstanding obligations and $181,000 remaining available under the credit facility.

10.  Income Taxes:

In accordance with SFAS No. 109 "Accounting for Income Taxes", the Company has recorded no current provision for income taxes due to the losses incurred for the quarter and nine months ended September 29, 2002 and has recorded no net deferred provision by reason of the losses incurred. Any benefit from such loss has been fully reserved due to uncertainties as to the realizability of such benefit based on the Company's historical results and the general market conditions which the Company continues to experience.

In accordance with SFAS No. 109, the Company has recorded no current provision for income taxes due to the availability of net operating loss carryforwards in the quarter ended September 30, 2001 and due to the loss incurred for the nine months ended September 30, 2001. The Company has recorded no benefit from the net loss inasmuch as any such benefit has been fully reserved due to uncertainties as to the realizability of such benefit based on the Company's historical results and the general market conditions which the Company continues to experience.

11.  Business Segment and Geographic Data:

The Company is engaged primarily in one business segment: the design, development and manufacture of laser products and the marketing of those laser products as well as other instruments for medical applications. The Company markets its offering through traditional sales efforts as well as through the provision of fee-based surgical services. The Company's customers are primarily hospitals and surgery centers. For the quarters and nine months ended September 29, 2002 and September 30, 2001, the Company did not have material net sales to any individual customer.

The Company reported net sales in the following categories (in thousands of dollars):

                                                         For the Quarter Ended:              For the Nine Months Ended:
                                                   Sept. 29, 2002     Sept. 30, 2001      Sept. 29, 2002   Sept. 30, 2001
                                                 ----------------   ----------------   -----------------   --------------
Disposables and accessories                                $1,205             $1,186              $3,506           $3,696
Laser system sales and related maintenance                    350                617               1,201            1,114
Surgical services                                           1,336                992               3,769            2,941
------------------------------------------------ ----------------- ------------------ ------------------- ---------------
Total net sales                                            $2,891             $2,795              $8,476           $7,751
================================================ ================= ================== =================== ================

For the quarters and nine months ended September 29, 2002 and September 30, 2001, there were no material net sales attributed to an individual foreign country. Net sales by geographic area were as follows (in thousands of dollars):

                                           For the Quarter Ended:                       For the Nine Months Ended:
                                   Sept. 29, 2002          Sept. 30, 2001         Sept. 29, 2002         Sept. 30, 2001
                                   --------------          --------------         --------------         --------------
Domestic                                 $2,710                  $2,415                 $7,992                 $6,598
Foreign                                     181                     380                    484                  1,153
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                         $2,891                  $2,795                 $8,476                 $7,751
========================= ====================== ======================= ====================== ======================

12.  Recent Accounting Pronouncements:

On July 20, 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 141 eliminates the use of the pooling method of accounting and requires the use of purchase accounting for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets separate from goodwill. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS No. 142, goodwill will be tested annually and whenever events or circumstances occur which indicate that goodwill may be impaired. SFAS No. 141 and SFAS No. 142 are effective for all business combinations completed after June 30, 2001.

As of December 31, 2001, which is the beginning of fiscal 2002, the Company no longer amortizes the goodwill which it recognized in connection with the acquisition of Surgical Innovations & Services, Inc. ("SIS"). During the quarter and first nine months of 2001, the Company had goodwill amortization of $8,000 and $24,000, respectively. The Company's goodwill is subject to a transitional impairment test as of December 31, 2001 and an annual impairment test, using a two-step process prescribed by SFAS No. 142. The Company has completed the transitional impairment test for SIS, the applicable reporting unit, and no impairment of goodwill was found to exist as of the beginning of fiscal 2002. During 2002 and in future periods, the Company will evaluate goodwill for possible impairment at least on an annual basis. The Company has reviewed its other intangible assets besides goodwill as of the beginning of fiscal 2002 and has determined that no changes were necessary as to the method by which it accounts for or amortizes such intangibles.

The following table reflects unaudited adjusted results of operations of the Company, giving effect to SFAS No. 142 as if it had been adopted on January 1, 2001 (in thousands, except earnings per share):

                                                         For the Quarter Ended:         For the Nine Months Ended:
                                                    Sept. 29, 2002    Sept. 30, 2001  Sept. 29, 2002   Sept. 30, 2001
                                                    ---------------- ---------------- ---------------  ---------------
Net income (loss), as reported                               ($125)               $2          ($247)           ($177)
Add back: amortization expense,
    net of tax                                                    -                8               -             24
--------------------------------------------------- ---------------- ---------------- --------------- ----------------
Adjusted net income (loss)                                   ($125)              $10          ($247)           ($153)
=================================================== ================ ================ =============== ================

Basic and diluted net income (loss) per  share:
As reported                                                 ($0.05)            $0.00         ($0.11)          ($0.08)
Adjusted                                                    ($0.05)            $0.00         ($0.11)          ($0.07)

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability associated with an asset retirement be recognized in the period in which it is incurred, with the associated retirement costs capitalized as part of the carrying amount of the long-lived asset and subsequently depreciated over its useful life. The adoption of SFAS No. 143 did not have any impact on the Company's financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of and clarifies certain issues related to SFAS No. 121. SFAS No. 144 supersedes SFAS No. 121 and APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Company was required to adopt SFAS No. 144 for fiscal year 2002. The adoption of SFAS No. 144 did not have a material impact on the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses the recognition, measurement and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees and termination of benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of SFAS No. 146 is not expected to have an impact on the financial position or results of operations of the Company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
Surgical Laser Technologies, Inc.


     We have audited the accompanying consolidated balance sheets of Surgical Laser Technologies, Inc. and subsidiaries as of December 30, 2001 and December 31, 2000, and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Surgical Laser Technologies, Inc. and subsidiaries as of December 30, 2001 and December 31, 2000, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

     We have also audited Schedule II for the years ended December 30, 2001 and December 31, 2000. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.


                                           /s/ Grant Thornton LLP


Philadelphia, Pennsylvania
January 25, 2002

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Below is a copy of the report previously issued by Arthur Andersen LLP in connection with Surgical Laser Technologies, Inc.'s filing on Form 10-K for the year ended December 30, 2001. This audit report has not been reissued by Arthur
          Andersen LLP in connection with the filing of this Form 8-K.

To Surgical Laser Technologies, Inc.:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Surgical Laser Technologies, Inc. (a Delaware corporation) and Subsidiaries for the year ended January 2, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the results of operations and cash flows of Surgical Laser Technologies, Inc. and Subsidiaries for the year ended January 2, 2000 in conformity with accounting principles generally accepted in the United States.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as whole. The schedule included in Item 8 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                    /s/ ARTHUR ANDERSEN LLP



Philadelphia, PA
January 21, 2000

               Surgical Laser Technologies, Inc. and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except for par values)

                                                                                  Dec. 30, 2001         Dec. 31, 2000
Assets
Current assets:
     Cash and cash equivalents (Note 1)                                                $497                   $702
     Short-term investments (Note 1)                                                  1,519                  1,698
     Accounts receivable, net of allowance for doubtful accounts
      of $482 and $487                                                                1,824                  1,825
     Inventories (Note 4)                                                             3,006                  2,182
     Other                                                                              414                    230
------------------------------------------------------------------------- ---------------------- ---------------------
              Total current assets                                                    7,260                  6,637
Property and equipment, net (Note 5)                                                  3,151                  3,186
Patents and licensed technology, net (Note 6)                                           328                    433
Goodwill, net (Note 2)                                                                  599                    632
Other assets                                                                            127                     45
------------------------------------------------------------------------- ---------------------- ---------------------
              Total assets                                                          $11,465                $10,933
========================================================================= ====================== =====================

Liabilities and Stockholders' Equity
Current liabilities:
     Current portion of long-term debt                                                 $173                    $58
     Accounts payable                                                                   851                    376
     Accrued liabilities (Note 7)                                                       411                    516
------------------------------------------------------------------------- ---------------------- ---------------------
              Total current liabilities                                               1,435                    950
------------------------------------------------------------------------- ---------------------- ---------------------
Long-term debt (Note 8)                                                               2,937                  2,300
------------------------------------------------------------------------- ---------------------- ---------------------

Commitments and Contingencies (Note 16)

Stockholders' equity:
     Common stock, $.01 par value, 30,000 shares authorized,
       2,328 shares issued and outstanding                                               23                     23
     Additional paid-in capital                                                      33,725                 33,716
     Accumulated deficit                                                            (26,666)               (26,080)
     Accumulated other comprehensive income                                              11                     24
------------------------------------------------------------------------- ---------------------- ---------------------
              Total stockholders' equity                                              7,093                  7,683
------------------------------------------------------------------------- ---------------------- ---------------------
              Total liabilities and stockholders' equity                            $11,465                $10,933
========================================================================= ====================== =====================

The accompanying notes are an integral part of these consolidated financial statements.

               Surgical Laser Technologies, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                                    For the Year Ended
                                                                --------------------- ------------------- ------------------
                                                                    Dec. 30, 2001       Dec. 31, 2000       Jan. 2, 2000
Revenue:
     Product sales                                                     $5,739             $6,263               $6,806
     Services                                                           4,273              2,666                1,145
--------------------------------------------------------------- ------------------ ------------------- ------------------
     Total revenue                                                     10,012              8,929                7,951
--------------------------------------------------------------- ------------------ ------------------- ------------------
Cost of sales:
     Product cost of sales                                              2,511              2,436               2,711
     Services cost of sales                                             2,759              1,516                 675
--------------------------------------------------------------- ------------------ ------------------- ------------------
     Total cost of sales                                                5,270              3,952               3,386
--------------------------------------------------------------- ------------------ ------------------- ------------------
Gross profit                                                            4,742              4,977               4,565
--------------------------------------------------------------- ------------------ ------------------- ------------------
Operating expenses:
     Selling, general and administrative                                4,714              4,159               4,427
     Product development                                                  562                651                 741
     Non-recurring charges (Note 10)                                        -                  -               1,440
--------------------------------------------------------------- ------------------ ------------------- ------------------
     Total operating expenses                                           5,276              4,810               6,608
--------------------------------------------------------------- ------------------ ------------------- ------------------
Operating income (loss)                                                  (534)               167              (2,043)

Other income                                                                -                  -                 194
Interest expense                                                         (178)              (123)               (304)
Interest income                                                           126                197                 270
--------------------------------------------------------------- ------------------ ------------------- ------------------
Income (loss) before income taxes                                        (586)               241              (1,883)
Income taxes                                                                -                  -                   -
--------------------------------------------------------------- ------------------ ------------------- ------------------
Net income (loss)                                                       ($586)              $241             ($1,883)
=============================================================== ================== =================== ==================
Basic and diluted net income (loss) per share (Note 3)                 ($0.25)             $0.11              ($0.95)
=============================================================== ================== =================== ==================
Weighted average shares used in calculation of
    basic net income(loss) per share                                    2,328              2,182               1,978
Weighted average shares used in calculation of
    diluted net income(loss) per share                                  2,328              2,219               1,978
=============================================================== ================== =================== ==================

               Surgical Laser Technologies, Inc. and Subsidiaries
          CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME (LOSS)
                                 (In thousands)

                                                                                     For the Year Ended
                                                                    ----------------- ------------------- -----------------
                                                                     Dec. 30, 2001      Dec. 31, 2000         Jan. 2, 2000
Net income (loss)                                                       ($586)              $241             ($1,883)
Other comprehensive income:
     Unrealized securities gains arising during period                     11                 24                   -
     Less: reclassification for gains included in net
       income (loss)                                                      (24)                 -                   -
--------------------------------------------------------------- ------------------ ------------------- ------------------
Increase (decrease) in accumulated other
     comprehensive income                                                 (13)                24                   -
--------------------------------------------------------------- ------------------ ------------------- ------------------
Total comprehensive income (loss)                                       ($599)              $265             ($1,883)
=============================================================== ================== =================== ==================

The accompanying notes are an integral part of these consolidated financial statements.

               Surgical Laser Technologies, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                           Additional                    Accumulated
                                               Common        Paid-In     Accumulated       Other         Deferred
                                               Stock         Capital       Deficit      Comprehensive  Compensation     Total
                                                                                           Income
Balance, January 3, 1999                      $     20      $ 33,033      ($24,438)      $   --         ($    21)      $  8,594

Amortization of deferred compensation ..          --            --            --             --               11             11
Net loss                                          --            --          (1,883)          --             --           (1,883)
----------------------------------------      --------      --------      --------       --------       --------       --------
Balance, January 2, 2000                      $     20      $ 33,033      ($26,321)          --         ($    10)      $  6,722
----------------------------------------      --------      --------      --------       --------       --------       --------
Amortization of deferred compensation ..          --            --            --             --               10             10
Issuance of stock (Note 2)                           3           683          --             --             --              686
Comprehensive income:
    Net income                                    --            --             241           --             --              241
    Other comprehensive income:
        Unrealized gain on available
          for sale securities (Note 1) .          --            --            --               24           --               24
----------------------------------------      --------      --------      --------       --------       --------       --------
Balance, December 31, 2000                    $     23      $ 33,716      ($26,080)      $     24       $   --         $  7,683
----------------------------------------      --------      --------      --------       --------       --------       --------
Compensation expense on stock
   options issued                                 --               9          --             --             --                9
Comprehensive income:
    Net income (loss)                             --            --            (586)          --             --             (586)
    Other comprehensive income:
       Decrease in accumulated other
          comprehensive income (Note 1)           --            --            --              (13)          --              (13)
----------------------------------------      --------      --------      --------       --------       --------       --------
Balance, December 30, 2001                    $     23      $ 33,725      ($26,666)      $     11       $   --         $  7,093
========================================      ========      ========      ========       ========       ========       ========


The accompanying notes are an integral part of these consolidated financial statements.

               Surgical Laser Technologies, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                 For the Year Ended
                                                                    ------------------------------------------------
                                                                    Dec. 30, 2001  Dec. 31, 2000  Jan. 2, 2000
Cash Flows From Operating Activities:
   Net income (loss)                                                   ($  586)      $   241       ($1,883)
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
      Depreciation and amortization                                        885           749           912
      Imputed interest                                                    --            --             (15)
      Non-recurring charges                                               --            --           1,440
       Provision for bad debt                                               (5)           (7)           25
       Gain on sale of property held for sale                             --            --             (70)
  (Increase) decrease in assets:
     Accounts receivable                                                     6          (348)         (169)
     Inventories                                                        (1,078)         (300)          153
     Other current assets                                                 (189)         (150)           95
     Other assets                                                          (88)           33           (41)
  Increase (decrease) in liabilities:
     Accounts payable                                                      475          (500)         (248)
     Accrued liabilities                                                  (105)         (107)         (636)
-----------------------------------------------------------------      -------       -------       -------
       Net cash used in operating activities                              (679)         (389)         (437)
-----------------------------------------------------------------      -------       -------       -------

Cash Flows From Investing Activities:
    Sale of property held for sale                                        --            --           4,237
    (Purchases) sales of short-term investments                            166         1,798          (388)
    Additions to property and equipment                                   (119)         (412)         (144)
    Patent costs                                                           (11)           (9)          (32)
    Acquisition  of business, net of cash acquired                        --            (419)         --
-----------------------------------------------------------------      -------       -------       -------
       Net cash provided by investing activities                            36           958         3,673
-----------------------------------------------------------------      -------       -------       -------

Cash Flows From  Financing Activities:
   Payments on long-term debt                                             (135)         (181)       (1,975)
  Reduction in long-term debt on property held for sale                   --            --          (3,922)
  Net advances on line of credit                                           573            37          --
-----------------------------------------------------------------      -------       -------       -------
          Net cash provided by (used in) financing activities
                                                                           438          (144)       (5,897)
-----------------------------------------------------------------      -------       -------       -------

Net increase (decrease) in cash and cash equivalents                      (205)          425        (2,661)

Cash and Cash Equivalents, Beginning of Year                               702           277         2,938

-----------------------------------------------------------------      -------       -------       -------
Cash and Cash Equivalents, End of Year                                 $   497       $   702       $   277
=================================================================      =======       =======       =======

The accompanying notes are an integral part of these consolidated financial statements.

               Surgical Laser Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 30, 2001

Note 1
Summary of Significant Accounting Policies:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Surgical Laser Technologies, Inc. and its wholly owned subsidiaries ("SLT"). All material intercompany balances and transactions have been eliminated.

Nature of Operations

SLT is engaged primarily in the development, manufacture and sale of proprietary lasers and delivery systems for both contact and non-contact surgery, and in the provision of surgical services. SLT's Contact Laser(TM) System is comprised of a portable laser unit that delivers laser energy through Contact Laser Delivery Systems. SLT's current manufactured laser product line includes 4 portable Nd:YAG laser units of various power levels, a portable holmium laser unit, a family of over 100 laser probes, laser scalpels, fibers and handpieces that provide different Wavelength Conversion(TM) effect properties, power densities and configurations appropriate for cutting, coagulation or vaporization. SLT's surgical services offerings include the provision of its, and other manufacturers laser systems, and technicians, for various surgical procedures. SLT product offerings also include certain non-laser based products.

Fiscal Year

SLT's fiscal year is the 52 or 53-week period ending the Sunday nearest to December 31. Fiscal years 2001, 2000 and 1999 included 52 weeks.

Comprehensive Income

SLT has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and presentation of comprehensive income and its components. Comprehensive income comprises net income and other comprehensive income and its components. Other comprehensive income consists of the change in the net unrealized gain or loss on available for sale marketable securities.

Cash, Cash Equivalents and Liquidity

The terms of our line of credit agreement with our bank require that we maintain $2 million of cash and cash equivalents (including short-term investments) as collateral for the line of credit. We have been in compliance with this provision since the inception of the line of credit agreement.

SLT invests its excess cash in highly liquid short-term investments. SLT considers short-term investments that are purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consisted of the following at:

                                                          December 30, 2001                  December 31, 2000
(In thousands)
Cash and money market accounts                               $497                              $702
------------------------------------------ --------------------------------- ----------------------------------
Total cash and cash equivalents                              $497                              $702
========================================== ================================= ==================================

SLT's primary sources of funds is its cash flows from operations, its borrowing capacity under the credit facility and lease financing for capital expenditures. Management believes that operating cash flow for fiscal year 2002, the available line of credit and lease financing options will be sufficient to fund operations and/or facilitate SLT's growth plans.

Short-term Investments

Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," SLT has classified its entire portfolio of short-term investments as available for sale as they are available to take advantage of other investment opportunities. Securities available for sale are stated at fair value with unrealized gains and losses included in stockholders' equity as accumulated other comprehensive income. Dividend and interest income are recognized when earned and are recorded in interest income. The amortized cost of debt securities is adjusted for accretion of discounts to maturity. Such amortization is also included in interest income. SLT currently invests only in high-quality, short-term securities in accordance with its investment policy. At December 31, 2000, SLT had $24,000 of net unrealized investment gains, which were included in accumulated other comprehensive income on the consolidated balance sheet. During 2001, the $24,000 of unrealized investment gains were realized and included in net income (loss) for the year ended December 30, 2001. As of December 30, 2001, SLT had unrealized gains of $11,000, which were included in accumulated other comprehensive income on the consolidated balance sheet.

The following table represents the estimated cost, fair value and unrealized gain (loss) breakdown of short-term investments by category:

                                                December 30, 2001
                                               --------------------
                                                                                                    Unrealized
                                                           Cost                Fair Value           Gain (Loss)
                                               --------------------- --------------------- ---------------------
(In thousands)
U.S. corporate debt securities                              $908                  $918                   $10
Certificates of deposit                                      600                   601                     1
---------------------------------------------- --------------------- --------------------- ---------------------
Total short-term investments                              $1,508                $1,519                   $11
============================================== ===================== ===================== =====================



                                               December 31, 2000
                                               -----------------
                                                                                                    Unrealized
                                                           Cost                Fair Value           Gain (Loss)
                                               --------------------- --------------------- ---------------------
(In thousands)
U.S. corporate debt securities                            $1,176                $1,182                    $6
Asset backed securities                                       47                    44                    (3)
Commercial paper                                             451                   472                    21
---------------------------------------------- --------------------- --------------------- ---------------------
Total short-term investments                              $1,674                $1,698                   $24
============================================== ===================== ===================== =====================


The entire estimated fair value of short-term investments of $1,519,000 at December 30, 2001 was due in one year.

Property, Equipment, Depreciation and Amortization

Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, primarily 3 to 10 years for demonstration equipment, furniture and office equipment, automobiles, machinery and equipment, and 30 years for buildings. Leasehold improvements are amortized over the lesser of their useful lives or the lease term. Depreciation expense was $705,000 in 2001, $579,000 in 2000 and $788,000 in 1999. Expenditures for major renewals and betterments to property and equipment are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market. Cost is determined at the latest cost for raw materials and at production cost (materials, labor and indirect manufacturing cost) for work-in-process and finished goods.

Laser units and laser accessories located at medical facilities for sales evaluation and demonstration purposes or those units/accessories used for development and medical training are included in property and equipment under the caption "demonstration equipment." These units and accessories are being depreciated over a period of up to 5 years. Laser units utilized in the provision of surgical services are included in property and equipment under the caption "machinery and equipment." These units are being depreciated over a period of up to 10 years.

Patent Costs

Costs incurred to obtain or defend patents are capitalized and amortized over the shorter of their estimated useful lives or eight years.

Revenue Recognition and Warranty Costs

Upon shipment of its product or delivery of a service, SLT records a sale and accrues the related estimated warranty costs, if any.

Deferred Service Revenue

Revenue under maintenance agreements is deferred and recognized over the term (primarily 1 to 2 years) of the agreements on a straight-line basis.

Product Development Costs

Costs of research, new product and development and product redesign are charged to expense as incurred.

Use of Estimates

The preparation of these  consolidated  financial  statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

Pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," SLT is required to evaluate the impairment of long-lived assets and certain identifiable intangible assets on a periodic basis. SLT reviews the realizability of its long-lived assets and other intangibles by analyzing the projected undiscounted cash flows and adjusts the net book value of the recorded assets to their realizable value when necessary. No such adjustments were recorded in 2001, 2000 or 1999.

Recent Accounting Pronouncements

On July 20, 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Intangible Assets". SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of SFAS No. 142 apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for SLT are as follows:

o all business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

o intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.

o goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

o effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

o all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

SLT continued to amortize goodwill recognized prior to July 1, 2001 under its current method until January 1, 2002, after which annual and quarterly goodwill amortization of $32,000 and $8,000 was no longer recognized. By June 30, 2002, SLT will have completed a transitional, fair-value-based impairment test of goodwill as of January 1, 2002. Impairment losses, if any, resulting from the transitional testing will be recognized in 2002, as a cumulative effect of a change in accounting principle.

Note 2
Acquisition of Surgical Innovations & Services, Inc:

On June 1, 2000, SLT acquired Surgical Innovations & Services, Inc. ("SIS"), a closely held Alabama corporation that provides surgical services primarily to hospitals and surgery centers in the southeastern United States. Under the acquisition agreement, the SIS stockholders received 350,000 shares of SLT's common stock and $300,000 in cash. SLT accounted for the acquisition using the purchase method. The purchase price also included approximately $2,702,000 of assumed liabilities. The purchase price has been allocated to acquired assets, which included approximately $2,763,000 of property and equipment, based on their estimated fair values at the date of acquisition. This allocation has resulted in acquired goodwill of approximately $648,000, which has been amortized on a straight-line basis over twenty years. Amortization expense was $32,000 in 2001 and $16,000 in 2000.

Note 3
Earnings (Loss) Per Share:

Basic and diluted income (loss) per share have been computed under the guidelines of SFAS No. 128, "Earnings Per Share," as follows (in thousands except for per share amounts):

                                                                 For the Year Ended
                                              December 30, 2001    December 31, 2000     January 2, 2000
                                              -----------------    -----------------     ---------------
Basic EPS Calculation
   Net income (loss)                                 ($  586)            $   241            ($1,883)

   Denominator:
      Common Stock Outstanding                         2,328               2,182              1,978
-----------------------------------------            -------             -------            -------
Basic EPS                                            ($ 0.25)            $  0.11            ($ 0.95)

=========================================            =======             =======            =======

Diluted EPS Calculation
   Net income (loss)                                 ($  586)            $   241
                                                                                            ($1,883)
   Denominator:
      Common Stock Outstanding                         2,328               2,182              1,978
      Common Stock Options                              --                    37               --
-----------------------------------------            -------             -------            -------
      Total Shares                                     2,328               2,219              1,978
-----------------------------------------            -------             -------            -------
Diluted EPS                                          ($ 0.25)            $  0.11            ($ 0.95)

=========================================            =======             =======            =======

For the years ended December 30, 2001, December 31, 2000 and January 2, 2000, SLT has reported earnings per share on the face of the income statement. On December 30, 2001, SLT had common stock options and warrants outstanding of 604,000. Due to the net loss in 2001, the inclusion of these common share equivalents had an anti-dilutive effect when calculating diluted EPS and, as a result, were excluded from the diluted EPS calculation. On December 31, 2000, SLT had common stock options and warrants outstanding of 515,000, of which 343,000 were excluded from the calculation of diluted EPS because their exercise price was above the 2000 average closing stock price of SLT's common stock. SLT had common stock options and warrants outstanding at January 2, 2000 of 399,000. Due to SLT's net loss position in 1999, the inclusion of these common share equivalents had an anti-dilutive effect when calculating diluted EPS and, as a result, were excluded from the diluted EPS calculation.

Note 4
Inventories:

(In thousands)
                                                   December 30, 2001          December 31, 2000
                                            -------------------------- -------------------------
Raw materials and work-in-process                          $1,913                     $1,300
Finished goods                                              1,093                        882
------------------------------------------- -------------------------- -------------------------
Total inventories                                          $3,006                     $2,182
=========================================== ========================== =========================

Note 5
Property and Equipment:

(In thousands)
                                                            December 30, 2001       December 31, 2000
                                                      -------------------------- -----------------------
Property and equipment:
  Furniture and office equipment                                     $3,745                     $3,740
  Machinery and equipment                                             5,656                      5,201
  Demonstration equipment                                               437                        415
  Automobiles                                                           473                        301
  Leasehold improvements                                                112                        109
----------------------------------------------------- -------------------------- -----------------------
                                                                     10,423                      9,766
Less: Accumulated depreciation and amortization                      (7,272)                    (6,580)
----------------------------------------------------- -------------------------- -----------------------
Property and equipment, net                                          $3,151                     $3,186
===================================================== ========================== =======================

At December 30, 2001 and December 31, 2000, net property and equipment included $365,000 and $154,000, respectively, of assets recorded under capitalized lease arrangements. The related lease obligation of $336,000 and $157,000, was included in long-term debt at December 30, 2001 and December 31, 2000, respectively (see Note 8).

Note 6
Patents and Licensed Technology:

(In thousands)
                                                                          December 30, 2001      December 31, 2000
                                                                      ----------------------- -----------------------
Patents, net of accumulated amortization of $743 and $654                               $323                    $402
Licensed technology, net of accumulated amortization of $35 and $9                         5                      31
--------------------------------------------------------------------- ----------------------- -----------------------
Total patents and licensed technology                                                   $328                    $433
--------------------------------------------------------------------- ----------------------- -----------------------

Note 7
Accrued Liabilities:

(In thousands)
                                              December 30, 2001      December 31, 2000
                                         ----------------------- -----------------------
Accrued compensation                                       $184                    $264
Deferred revenues                                           114                      92
Director fees payable                                        30                      62
Other                                                        83                      98
---------------------------------------- ----------------------- -------------------------
Total accrued liabilities                                  $411                    $516
======================================== ======================= =========================

Note 8
Long-term Debt:

(In thousands)
                                                      December 30, 2001    December 31, 2000
                                               ----------------------- -----------------------
Capital lease obligations (see Note 5)                          $336                      $157
Borrowings on credit facility                                  2,774                     2,201
Less: Current portion                                           (173)                      (58)
--------------------------------------------- ------------------------- --------------------------
Total long-term debt                                          $2,937                    $2,300
============================================= ========================= ==========================

Concurrent with the SIS acquisition, SLT obtained a $3 million credit facility from a bank to replace the term debt of SIS. The credit facility has a commitment term of three years, expiring June 2003, permits deferment of principal payments until the end of the commitment term, and is secured by SLT's business assets, including collateralization of $2 million of SLT's cash and cash equivalents and short-term investments. The credit facility has an interest rate of either the 30, 60, 90 or 180 day LIBOR plus 2.25% and is subject to certain restrictive covenants and borrowing base certificates. The rate at December 30, 2001 was 4.37%. At December 30, 2001, SLT exceeded one of three covenants set by its bank. The bank waived the non-compliance with the covenant at that date and has reset the covenant to a level with which management expects to be in compliance during 2002. At December 30, 2001, SLT had $2,774,000 in outstanding obligations and with $226,000 of availability under the credit facility.

At December 30, 2001 and December 31, 2000, the estimated fair value of long-term debt described above was approximately the same as the carrying amount of such debt.

The obligations under capital leases are at fixed interest rates ranging from 1% to 11% and are collateralized by the related property and equipment (see Note
5).

Future minimum payments for property under capital leases are as follows (in thousands of dollars):

      Year                                                                   Amount
      -------------------------------------------------------- ----------------------
      2002                                                                     $187
      2003                                                                       96
      2004                                                                       43
      2005                                                                       31
      -------------------------------------------------------- ----------------------
      Total minimum lease obligation                                            357
      Less:  Interest                                                            21
      -------------------------------------------------------- ----------------------
      Present value of total minimum lease obligation                          $336
      ======================================================== ======================

Note 9
Common Stock Options and Common Stock Warrants:

Common  Stock  Options:
Under SLT's 1990 and 2000 Equity Incentive Plans and Second Amended and Restated Stock Option Plan for Outside Directors (the "Option Plans"), an aggregate of 586,990 shares of common stock were issued or are issuable pursuant to options that could be granted to certain officers, directors, key employees and others. Options under all plans expire no more than 10 years from the date of grant and have varying vesting schedules.

In May 2000,  the 1990 Equity  Incentive  Plan and Second  Amended and  Restated
Stock Option Plan for Outside Directors expired by their terms with respect to any future grants. At December 30, 2001, the 1990 Equity Incentive Plan had 286,290 options outstanding and the Second Amended and Restated Stock Option Plan for Outside Directors had 50,700 options outstanding. In July 2000, the 2000 Equity Incentive Plan was approved by the stockholders at SLT's Annual Meeting held July 19, 2000. The 2000 Equity Incentive Plan had 176,600 options outstanding and another 73,400 options available for grant at December 30, 2001.

SLT accounts for the Option Plans under APB Opinion No. 25, under which no compensation cost has been recognized for options issued to employees and outside directors, except as set forth below. Had compensation cost for the Option Plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," SLT's net loss would have increased by approximately $112,000 or $0.05 per share for the year ended December 30, 2001. SLT's net income and net income per share would have been reduced by $124,000 and $0.06, respectively, for the year ended December 31, 2000. SLT's net loss and net loss per share would have increased by $52,000 and $0.03, respectively, for the year ended January 2, 2000.

The per share fair value of options granted during the years ended December 30, 2001, December 31, 2000 and January 2, 2000, was estimated at $0.76, $1.41 and $0.81, respectively. During 2000 SLT issued 65,400 options that were below the fair market value at the time of grant. This difference is being amortized, as compensation expense, on a straight-line basis over the three year vesting period. For the year ended December 30, 2001, SLT has recorded $9,000 of compensation expense. There were no other options granted below market or above market during the three years. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 4.91%, 6.54% and 5.56% for 2001, 2000 and 1999 grants, respectively; an expected life of five years; dividend yield of zero for all grants; and volatility of 53.4%, 59.4% and 50.6% for 2001, 2000 and 1999 grants, respectively. Because the SFAS No. 123 method of accounting is not required to be applied to options granted prior to January 2, 1995, the resulting pro forma compensation charge may not be representative of that which may be expected in future years.

The following table summarizes the transactions in SLT's Option Plans for the three year period ended December 30, 2001:

                                                                                               Weighted
                                                                                               Average
                                                                            Exercise           Exercise
                                                           Shares             Price             Price
------------------------------------------------------ --------------- -------------------- ---------------
Outstanding options at January 3, 1999                      304,862        $2.03-75.00          $11.98
Granted                                                     106,300          1.56-2.50            1.60
Forfeited                                                  (102,012)        1.63-75.00            8.83
------------------------------------------------------ --------------- -------------------- ---------------
Outstanding options at January 2, 2000                      309,150         1.56-75.00            9.46
------------------------------------------------------ --------------- -------------------- ---------------
Granted                                                     135,800          2.94-2.00            2.47
Forfeited                                                   (20,054)        1.63-52.08            2.24
------------------------------------------------------ --------------- -------------------- ---------------
Outstanding options at December 31, 2000                    424,896         1.56-75.00            6.62
------------------------------------------------------ --------------- -------------------- ---------------
Granted                                                     101,000          1.47-1.47            1.47
Forfeited                                                   (12,306)        1.63-75.00           29.77
------------------------------------------------------ --------------- -------------------- ---------------
Outstanding options at December 30, 2001                    513,590        $1.47-28.75           $5.03
====================================================== =============== ==================== ===============

At December 30, 2001, there were 289,770 options vested and exercisable and 73,400 options were available for grant. The following table summarizes the options outstanding and exercisable by price range at December 30, 2001:

                         OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
                         -------------------                                       -------------------
                                                 Weighted Average       Weighted
                                                        Remaining        Average                   Weighted Average
Range of Exercise Prices               Number    Contractual Life       Exercise          Number     Exercise Price
                                  Outstanding                              Price     Exercisable
---------------------------- ----------------- ------------------- -------------- --------------- ------------------
                $1.47-$1.47           101,000                9.08          $1.47               0                 $0
                  1.56-1.63            96,900                7.53           1.59          64,540               1.59
                  2.00-2.63           107,900                8.31           2.25          36,039               2.25
                  2.75-6.25            90,300                5.91           4.91          71,701               5.43
                 7.03-21.25           112,190                3.74          12.86         112,190              12.86
                28.75-28.75             5,300                1.05          28.75           5,300              28.75
---------------------------- ----------------- ------------------- -------------- --------------- ------------------
               $1.47-$28.75           513,590                6.82          $5.03         289,770              $7.48
============================ ================= =================== ============== =============== ==================

Common Stock Warrants:

In July 1997, SLT entered into an agreement to develop and supply certain laser-related devices. In connection with this agreement, SLT issued a warrant to purchase 40,000 shares of SLT's common stock with an exercise price of $10.00 per share. In December 1997, SLT issued an additional warrant to purchase 40,000 shares of common stock with an exercise price of $10.00 per share. Both warrants will expire on December 31, 2002. SLT recorded the $171,000 value of these warrants as an increase to additional paid-in capital and an offset to revenue earned under the agreement. At December 30, 2001, 80,000 warrants were exercisable for an exercise price of $10.00 per share.

In July 1997, SLT entered into an agreement to purchase, among other things, certain hand-held instruments used in ENT surgery. SLT issued warrants to purchase 10,000 shares of SLT's Common Stock with an exercise price of $7.65 per share. The warrants will expire on October 18, 2002. At December 30, 2001, 10,000 warrants were exercisable for an exercise price of $7.65 per share.

Note 10
Non-recurring Items:

In 1999, SLT recorded a non-recurring charge of $1,440,000. This non-recurring charge consisted of $719,000 in charges related to the discontinuance of certain new product ventures, a $539,000 charge to reserve for excess inventories and a $182,000 charge for severance and related costs associated with headcount reductions made in response to the discontinuance of the new product ventures.

Note 11
Retirement Savings Plan:

SLT has a defined contribution retirement plan that provides all eligible employees an opportunity to accumulate funds for their retirement. The plan is qualified under Section 401(k) of the Internal Revenue Code and provides for discretionary matching contributions by SLT of 50% of pretax contributions by an employee, up to a maximum of 3% of the employee's compensation. At the time SLT acquired SIS, SIS maintained a Simple IRA, for which SLT provided a discretionary match to the Simple IRA of 100% of the first 3% of employee's salary subsequent to the acquisition. Contributions to the Simple IRA ceased on December 31, 2000, at which time SIS employees were eligible to participate in SLT's defined contribution plan. SLT made $46,000 and $39,000 in discretionary matching contributions in 2001 and 2000, respectively. SLT did not make matching contributions in 1999.

Note 12
Income Taxes:

SLT accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 is an asset-and-liability approach that requires the recognition of deferred tax assets and liabilities for the expected tax consequences of events that have been recognized in SLT's consolidated financial statements or tax returns.

SLT recorded no provision for income taxes in 2001, 2000 or 1999 due to losses incurred and the availability of net operating loss carryforwards to apply against income. Any other provisions, including accrual adjustments for prior periods, were completely offset by changes in the deferred tax valuation allowance, primarily due to the utilization of operating loss carryforwards.

Income tax expense (benefit), excluding the effect from the deferred liability of $320,000 acquired from SIS, consisted of the following (in thousands of dollars):

                                                                   2001           2000             1999
                                                             -------------- --------------- ---------------
Federal including AMT tax
    Current                                                      $     -       $      -       $       -
    Deferred                                                         729            (37)           (711)
State
    Current                                                            -              -               -
    Deferred                                                          47             (7)            (50)
------------------------------------------------------------ -------------- --------------- ---------------
                                                                     776            (44)           (761)
Change in valuation allowance excluding deferred
    liabilities acquired from SIS.                                  (776)            44             761
------------------------------------------------------------ -------------- --------------- ---------------
Income tax expense                                               $     -       $      -      $        -
============================================================ ============== =============== ===============

SLT has no income that is subject to foreign taxes.

A reconciliation of the effective tax rate with the federal statutory tax rate is as follows (in thousands of dollars): 2001 2000 1999

Expected federal tax expense (benefit) at 34% rate                 ($199)           $82          ($640)
Change in valuation allowance, net of deferred tax
    liability acquired from SIS                                     (776)            44            761
NOL expiration at 34% rate                                         1,021              -              -
Other, at 34% rate                                                   (46)          (126)          (121)
State income tax                                                       -              -              -
------------------------------------------------------------ -------------- -------------- ---------------
Income tax expense                                                $    -           $  -             $-
============================================================ ============== ============== ===============

As of December 30, 2001, SLT had approximately $25,295,000 of federal net operating loss carryforwards, which began to expire in 2001. Included in the aggregate net operating loss carryforward are $4,385,000 of tax deductions related to equity transactions, the benefit of which will be credited to stockholders' equity, if and when realized against taxes not reducible by other deductions. Also included in the aggregate net operating loss carryforward are approximately $527,000 of losses sustained by SIS prior to the tax-free merger on June 1, 2000; these losses are subject to certain Federal use limitations arising from the merger. In addition, SLT had approximately $971,000 of federal tax credit carryforwards. The credit carryforwards began to expire in 1999 and have continued to expire thereafter. Net deductible, or favorable, temporary differences were approximately $2,891,000 at December 30, 2001. This balance reflects the addition of unfavorable temporary differences generated by SIS prior to the merger. The changes in the deferred tax asset are as follows (in thousands of dollars):


                                                                   2001                2000
                                                            ------------------- -------------------
Beginning balance, gross                                         $11,867             $12,143
Net changes due to:
     Operating loss carryforwards, valued at 35%                    (474)                553
     Temporary differences, valued at 40%                           (334)               (893)
     Carryforward & AMT credits                                       32                  64
----------------------------------------------------------- ------------------- -------------------
Ending balance, gross                                             11,091              11,867
Less:  valuation allowance                                       (11,091)            (11,867)
----------------------------------------------------------- ------------------- -------------------
Ending balance, net                                          $         -         $         -
=========================================================== =================== ===================

The ending balances of the deferred tax asset have been fully reserved, reflecting the uncertainties as to realizability evidenced by SLT's historical results and the general market conditions being experienced.

Deferred tax assets (liabilities) are comprised of the following (in thousands of dollars):


                                                                   2001               2000
                                                          ------------------ -------------------
Assets:
 Temporary differences
  Bad debts                                                     $   297            $   331
  Deferred R&D costs                                                717                870
  Deferred revenues                                                  46                 37
  Inventoriable costs                                                 9                  9
  Inventory reserves                                                271                356
  Legal costs                                                       153                200
  Warranty                                                            4                  4
  Misc. temporary differences                                       118                 84
Loss carryforwards                                                8,852              9,327
Carryforward & AMT credits                                        1,082              1,050
----------------------------------------------------------- ------------------ -------------------
Gross deferred tax assets                                        11,550             12,268
----------------------------------------------------------- ------------------ -------------------
Liabilities:
  Depreciation                                                      459                401
----------------------------------------------------------- ------------------ -------------------
Gross deferred tax liabilities                                      459                401
----------------------------------------------------------- ------------------ -------------------
Net deferred tax asset                                           11,091             11,867
Deferred net tax asset, valuation allowance                     (11,091)           (11,867)
----------------------------------------------------------- ------------------ -------------------
Net deferred tax asset, after valuation allowance           $          -       $          -
=========================================================== ================== ===================

As a result of the acquisition of SIS during 2000, SLT acquired a net deferred tax liability of $320,000.

The average federal and state income tax rate (net of federal benefit) used to value operating loss carryforwards is 35%, due principally to more stringent usage requirements for loss carryforwards in the Commonwealth of Pennsylvania.

Note 13
Supplemental Cash Flow Information:

The following non-cash investing and financing activities took place:

For the year ended December 30, 2001, SLT reclassified certain lasers to capital lease agreements for $149,000 and purchased vehicles in exchange for capital lease agreements for $162,000. For the year ended December 31, 2000, in connection with the acquisition of SIS, SLT issued 350,000 shares of its common stock valued at $686,000, to the shareholders of SIS.

Interest  paid was  $167,000,  $108,000  and  $298,000  in 2001,  2000 and 1999,
respectively. There were no income taxes paid in 2001, 2000 or 1999 due to net losses incurred.

Note 14
Related Party Transactions:

A partner in the firm which acts as primary legal counsel to SLT is also a director and stockholder of SLT. In 2001, 2000 and 1999, the firm's legal fees were approximately $60,000, $111,000 and $69,000 respectively.

Note 15
Business Segment and Geographic Data:

SLT is engaged primarily in one business segment: the design, development and manufacture of laser products and the marketing of those laser products as well as other instruments for medical applications. Registrant markets its offerings through traditional sales efforts as well as through the provision of fee based surgical services. SLT's customers are primarily hospitals and medical centers. For the years 2001, 2000 and 1999, SLT did not have material net sales to any one individual customer.

SLT reports net sales in the following categories (in thousands of dollars):

                                                                      2001                 2000                 1999
                                                          ------------------- -------------------- -------------------
     Disposables and accessories                                    $4,666               $5,283               $5,910
     Laser system sales and related maintenance                      1,371                1,446                1,384
     Surgical services                                               3,975                2,200                  657
     ---------------------------------------------------- ------------------- -------------------- -------------------
     Total net sales                                               $10,012               $8,929               $7,951
     ==================================================== =================== ==================== ===================

For the years 2001, 2000 and 1999, there were no material net sales attributed to an individual foreign country. Net sales by geographic area are as follows (in thousands of dollars):


                                                                      2001                 2000                1999
                                                          ------------------- -------------------- -------------------
     Domestic                                                       $8,681               $7,918              $7,043
     Foreign                                                         1,331                1,011                 908
     ---------------------------------------------------- ------------------- -------------------- -------------------
     Total net sales                                               $10,012               $8,929              $7,951
     ==================================================== =================== ==================== ===================

Note 16
Commitments and Contingencies:

SLT leases office space and equipment under various non-cancelable operating leases expiring through 2006. For fiscal 2001, 2000 and 1999, rental payments were $287,000, $387,000 and $511,000, respectively. 2001 and 2000 rental payments related primarily to facilities in Montgomeryville, Pennsylvania and Tuscaloosa, Alabama. 1999 rental payments related to Montgomeryville, Pennsylvania only. Future minimum rental payments under operating leases are as follows (in thousands of dollars):

                                            2002         2003          2004         2005          2006
  ---------------------------------- ------------ ------------ ------------- ------------ -------------
  Minimum rental payments                   $293         $261          $259         $247          $123
  ================================== ============ ============ ============= ============ =============

SLT has severance agreements with certain key executives and employees which create certain liabilities in the event of their termination of employment without cause, or following a change in control of SLT. The aggregate commitment under these executive severance agreements, should all covered executives and employees be terminated other than for cause, was approximately $702,000 at December 30, 2001. Should all covered executives be terminated following a change in control of SLT, the aggregate commitment under these executive severance agreements at December 30, 2001 was approximately $363,000.

Note 17
Quarterly Financial Data (Unaudited):

                                                                               For the Quarter Ended
                                                                         (In thousands, except per share)
----------------------------------------------------  -------------------------------------------------------------------
2001                                                          April 1            July 1         Sept. 30       Dec. 30
----------------------------------------------------  -------------------------------------------------------------------
Net sales                                                    $ 2,271          $ 2,685         $ 2,795         $ 2,261
Gross profit                                                   1,091            1,423           1,324             904
Net income (loss)                                               (215)              36               2            (409)
Basic and diluted earnings (loss) per share                  ($ 0.09)         $  0.02         $  0.00         ($ 0.18)
----------------------------------------------------  -------------------------------------------------------------------
2000                                                          April 2           July 2           Oct. 1         Dec. 31
----------------------------------------------------  -------------------------------------------------------------------
Net sales                                                     $1,837           $2,022          $2,513          $2,557
Gross profit                                                   1,065            1,063           1,425           1,424
Net income                                                        87               42              61              51
Basic and diluted earnings per share                          $ 0.04           $ 0.02          $ 0.03          $ 0.02
----------------------------------------------------  -------------------------------------------------------------------
1999                                                          April 4           July 4           Oct. 3         Jan. 2
----------------------------------------------------  -------------------------------------------------------------------
Net sales                                                     $2,262              --           $1,915          $1,804
Gross profit                                                   1,291            1,086           1,123           1,065
Net income (loss)(1)                                            (277)          (1,715)             47              62

Basic and diluted earnings (loss) per share                   ($0.14)          ($0.87)          $0.02           $0.03

(1) Includes a non-recurring charge of $1,440,000 for the quarter ended July 4, 1999 (see Note 10).

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